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                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT


            This EMPLOYMENT AGREEMeNT (the "Agreement") is entered into as of December 30, 1997, by and between iMall, Inc., a Nevada corporation (the Company), and Anthony P. Mazzarella ("Employee").

                                    RECITALS:

                 A. The Company seeks to retain Employee as Executive Vice President and Chief Financial Officer of the Company, and intends for Employee to become Chief Operating officer within the next 18 months.

                 B. Employee desires to accept such employment on the terms and conditions set forth herein.

            NOW, THEREFORE, based upon the following covenants, conditions and promises, the parties hereto do hereby agree as follows:

                 1. Employment and Duties. Subject to the terms and conditions met forth herein, the Company hereby employs employee, and Employee hereby accepts such employment with the Company, as the Executive Vice President and Chief Financial Officer of the Company, and his duties shall be consistent with such positions. Employee shall report to the chief executive officer of the Company. Employee is currently a member of the Board of Directors of the Company (the "Board") and the Company shall continue to nominate and utilize its beat efforts to retain Employee as a member of the Board for so long as Employee remains employed by the Company and wishes to remain a member of the Board.

                 2. Term of Employment. The term of Employee's employment under this Agreement shall commence on and as of January 15, 1998 and shall continue thereafter for a period of 60 months, subject to early termination as provided for elsewhere in this Agreement. The "term" of this Agreement shall mean and refer to such 60-month period (or any earlier termination thereof pursuant to this Agreement).

                 3. Extent of Service. During the hereof, Employee agrees to devote his full time to the performance of his duties hereunder. Employee shall devote such of his time and energy as he in his sole discretion deems necessary timely to complete the services and duties contemplated under this Agreement. It is understood by the parties that the particular amount of time which Employee may devote to the Company may vary from day to day or week to week and nothing set forth herein shall require Employee to commute a distance of more than twenty-five miles from Santa Monica, California.

                 4.    Compensation.


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                     (a) Minimum Annual Salary and Bonus. As compensation for
the services which Employee is to render to the Company hereunder, the Company shall pay to Employee a salary at the annualized rate of $180,000 for and through the calendar year ending December 31, 1998. Thereafter, the Company shall provide Employee with annual salary increases as determined by the Board but in no event shall any annual salary increase be less than sixteen percent of the annual salary for the preceding year. Employee's salary during each of such years shall be paid in accordance with the normal payroll practices of the Company. Prior to the end of each year during the term hereof, the Board shall review the compensation of Employee hereunder and shall pay to Employee a cash bonus for and with respect to such year which in no event shall be less than twenty percent of Employee salary for that year.

                     (b) Car Allowance and Fringe Benefits. The Company will provide Employee with a reasonable automobile allowance in the amount of $750 per month and such other fringe benefits as are within the Company's policy as approved by the Board of Directors of the Company. Included in such fringe benefits to which Employee shall be entitled to participate are any profit-sharing plan, employee stock plan, stock bonus plan, and pension plan which may be adopted and/or implemented by the Company. The actual participation, Employer contributions and restrictions respecting each such plan or benefit shall be determined by the Board.

                     (c) Health Care Insurance Benefits . The Company shall provide Employee with health insurance coverage for Employee and his dependents. The Company shall have complete discretion in choosing the type of health insurance plan provided to Employee and in choosing the insurance carrier, provided that any such health insurance plan or plans shall include hospital, maternity, major medical, and dental coverage for Employee and his dependents to be applied to Employee or any of his dependents upon terms no less favorable than those available to any other employee. The benefits provided to Employee under this section shall end at the expiration of the term, subject to early termination as provided for elsewhere in this Agreement.

                     (d) Employee Service as Director. Consistent with the provisions set forth in Paragraph 1, Employee hereby consents to serve as (i) a member of the Board, and (ii) as a member of the board of directors of any subsidiary, or other corporation affiliated with the Company ("Affiliated Board"), provided, however, that, in addition to the compensation to be paid to Employee hereunder, Employee shall receive further emoluments for serving.as a member of the Board or as a member of an Affiliated Board to the same extent as may be received by other management personnel or employees of the Company who may serve in such capacities.


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                     (e) Reimbursement of Expenses. The Company agrees to pay
all expenses incurred by Employee in furtherance of the business of Company, including travel and entertainment expenses in excess of the expense amount set forth in section 4(a) hereof. The Company will reimburse Employee for any such expenses paid by him upon submission by him of a statement itemizing such expenses, provided that Employee shall present appropriate vouchers evidencing any such expenses to the Company.

                     (f) Stock Options. In addition to any options to purchase securities of the Company which may be granted to Employee during the term, whether pursuant to the 1997 Stock Option Plan of the Company or any other plan which may be subsequently adopted by the Board, the Company hereby grants to Employee options to purchase three million shares of common stock (the "CFO Options") . One-third of the CFO Options shall be exercisable upon execution of this Agreement. An additional one-third of the CFO Options shall vest and be exercisable on January 15, 1999, and the remaining one-third of the CFO Options shall vest and be exercisable on January 15, 2000. All CFO options or other options granted to Employee shall vest immediately and may be exercised upon any "Change of Control" or upon any "Company Termination" as defined in section 9. The CFO options shall have a term of ton years and shall be exercisable at a price per share of $0.50. The option exercise price of the CFO options shall be adjusted as appropriate for forward or reverse stock splits, stock dividends, recapitalizations, spin-offs, or divisions of the Company and other like events. The Company shall register under the Securities Act of 1933, as amended, (the "Act"), all of the shares of common stock underlying the CFO Options (the "CFO Shares") at the same time as the Company registers shares of common stock (or other securities) in any primary or secondary offering of securities which are registered under the Act, provided that Employee shall agree to any reasonable "lock-up* restricting sale of the CFO Shares only to the extent that other principal shareholders, officers and directors are also required to execute similar lock-up agreements provided that any such lock-up period shall not extend beyond one hundred twenty days from the date the CFO Shares are registered under the Act. Notwithstanding the foregoing Employee shall not sell any CFO Shares during 1998 (the "1998 Lock-Up") unless (i) there is a "Change of Control" or there is a "Company Termination" as defined in section 9 or (ii) other members of management elect to sell or dispose of securities of the Company during 1998 ("Management Sales"). The 1998 Lock-Up shall terminate and have no further force or effect upon the occurrence of any event described in clause (i) above. The Company shall provide written notice to Employee in advance of any Management Sales setting forth the details thereof within not more than two business days after the Company learns that such sales or dispositions of securities may be permitted or may otherwise be scheduled. During 1998 Employee may from time to time sell or dispose of that number of CFO Shares which is not greater than the greatest number of Management Sales made during 1998 by any other member of management.


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                 5. Termination of Employment for Good Cause. The Company may
terminate the employment of Employee for "good cause" by giving written notice thereof to Employee. For the purposes of this Agreement, "good cause," shall mean only Employee's (i) commission of a crime directly related to his employment hereunder, (ii) conviction of a felony involving moral turpitude, or
(iii) willful misconduct in the management of the business and affairs of the Company or habitual failure to perform such duties as may reasonably be directed by the Board and as may be reasonably consistent with the duties and obligations of Employee's office. in the event the employment of the Employee is terminated pursuant to this Paragraph 5, the Company shall have no further liability to Employee other than for compensation earned but not yet paid. In the event the Company contends that it had good cause to terminate the employment of Employee pursuant to clause (i), (ii) or (iii) of this Paragraph 5, the Company shall specify in said written notice the effective date of termination of Employee's employment.

                 6. Termination by Death or other Absence. The Company may terminate the employment of Employee by written notice to Employee if, during the term of this Agreement, Employee shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness which shall exist for a period or an aggregate of periods in excess of twelve months in any two years during the term of employment. In such event, the Company shall have the right to terminate this Agreement on ninety days, notice to Employee. The death of Employee shall automatically terminate the term of Employee's employment. In the event the employment of Employee is terminated by Employee's death or by the Company pursuant to this Paragraph 6 because of injury or physical or mental illness, the Company shall pay Employee, or Employee's heir(s) (in the event of death), all compensation of Employee earned but not yet paid up to and through the day upon which Employee's death occurs or this Agreement is terminated by the Company due to Employee's incapacity or other absence, as applicable, or in accordance with any written policy applicable to other executives of the Company in effect at the time of Employee's death or incapacity, if more favorable.

               7.    Noncompetition; Nonsolicitation; Confidential Information.

                     (a) Employee covenants and agrees that, during the term of this Agreement, he will not, directly or indirectly, whether individually or as an officer, director, employee or consultant, become employed by, or become a partner in or a stockholder owning more than five percent of, any business which is engaged in the business of the Company.

                     (b) Employee acknowledges that it is the policy of the Company to maintain an secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the Company relating to the business, operations, employees, tenants and/or clients of the Company, which gives the


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Company a competitive advantage in its industry, including, without limitation, information about net costs, profits, markets, suppliers, sales products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public and plans for future developments, operating manuals, proprietary computer software, financial statements, forecasts and operating data and business plans (all such information is hereinafter referred to as "Confidential Information"). Employee recognizes that the services to be performed by Employee are special and unique, and that by reason of his duties, he will acquire Confidential information. Employee recognizes that all such Confidential Information is the property of the Company. in consideration of the Company's entering into this Agreement, Employee agrees that: (i) Employee shall not use, publish, disseminate or otherwise disclose any Confidential Information obtained during his employment by the Company (whether obtained prior to, during or after the term of this Agreement) without the prior written consent of the Board; and
(ii) during the term of this Agreement, he shall exercise all due and diligent precautions to protect the integrity of the Company a mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents embodying any Confidential information. Upon termination of Employee's employment by the Company he shall return all such documents embodying any Confidential Information in his possession or control. Employee agrees that the provisions of this subparagraph (b) are reasonable and necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation. The provisions of this subparagraph (b) shall not apply to Confidential information (i) which is known generally to the public, (ii) which otherwise comes into the public domain or
(iii) which Employee obtains from sources other than the Company.

                     (c) For a period of six months after the termination of this Agreement for any reason (or for such a lesser period of time as may be determined by a court of law or equity to be a reasonable limitation on Employee), Employee shall not solicit any director, officer or employee of the Company to discontinue that individually status of employment with the Company, nor to become employed in any activity similar to or competitive with the business of the company being conducted at the time of termination of this Agreement.

                     (d) If the covenants contained in this Paragraph 7 are violated, Employee acknowledges and agrees that such violation will cause irreparable damage to the company, that the remedy at law of the Company will be inadequate and that the Company shall, in addition to, but not in limitation of, any other rights or remedies available at law or in equity, be entitled to temporary and permanent injunctive relief and/or specific performance without the necessity of proving actual damage.

                 8. Directorships and Other Investments. The Company acknowledges that Employee currently serves and in the future may serve as a member of and as an


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advisor to the boards of directors of other companies in which Employee has an investment interest. Nothing set forth herein shall prevent Employee from continuing such activities or from actively managing his investments, provided that any such activities shall not directly conflict with Employee's duties hereunder.

                 9. Change in Control; Default by the Company. The term of and amount payable to Employee under this Agreement may be terminated by Employee as provided below in this section 9.

                     (a) Change in Control. For purposes of this Agreement, the term "change in control" shall mean, (i) the acquisition by a single entity or group of affiliated entities of more than thirty-five percent of the outstanding capital stock of the Company and which is accompanied or followed by a change either in a majority of the members of the Board or of these members of the Board who are not full time employees of the C y, or (ii) the consummation of any merger of the Company or any sale, transfer or other disposition of all or substantially all of the Company's assets, directly of indirectly, if the shareholders of the Company immediately before the consummation of such transaction own, immediately following the consummation of such transaction on a fully-diluted basis, equity securities (other than options, warrants or rights to acquire equity securities) possessing less than sixty percent of the voting power of the surviving or acquiring corporation (or any corporation in control of the surviving or acquiring corporation whose equity securities are issued or transferred in such transaction). Upon any change in control of the Company and provided that he has given the Company written notice thereof not more than 120 days thereafter, Employee may deem this Agreement to be terminated and the Company shall pay to Employee the amounts described in Paragraph 9 (b). Such amounts shall be paid in full (x) immediately following the change in control if the change in control results from a transaction or transactions described in clause (i) above or (y) immediately prior to the consummation of the subject merger, sale or other disposition, if the change in control results from a transaction or transactions described in clause (ii) set forth above.

                     (b) Severance Pay. Upon any termination, other than an expiration of the term, or a termination by Employee which is not permitted under this Agreement or terminations described in sections 5 and 6 or paragraph 9(a) above ("Company Termination"), Employee shall be entitled to severance pay in amount equal to (i) the compensation due to Employee under this Agreement for the balance of the term, or (ii) two times Employee's then applicable annual compensation under section 4 above, whichever is greater. Upon any termination resulting from events described in paragraph 9(a), Employee shall be entitled to severance pay in an amount equal to the compensation due to Employees under this Agreement for the balance of the term less any salary which Employee may receive from another employer during the balance of the term.


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                     (c) Default in Payment. In the event that the Company fails to pay to Employee the compensation and benefits provided in this Agreement for a period in excess of sixty days, or fails on more than three occasions to pay Employee the compensation due to him hereunder for more than fifteen days past any pay period, Employee shall have the right to cease providing services hereunder and shall have the right immediately to receive the severance pay described in Paragraph (b) with respect to Company Termination.

                     (d) Continuation of Payments. In the event of a dispute between the parties for any reason whatsoever, the Company shall continue to pay all compensation due to Employee hereunder and shall not have the right to terminate such compensation except under adjudication of a court of competent jurisdiction or pursuant to an award of arbitration. In the event of a dispute, the Company agrees to pay reasonable legal fees of and for Employee on a current basis, and in the event of a final adjudication by a court of competent jurisdiction or an arbitration award in favor of the Company, which judgment or award confirms that Employee is not entitled to retain such fees, Employee agrees to reimburse the Company all such fees and legal expenses.

                10. Employee's Rights and Benefits Personal. Except as may herein otherwise be specifically provided, the rights, benefits and obligations of Employee under this Agreement are personal to Employee, and no such rights or benefits shall be subject to voluntary or involuntary alienation, assignment or transfer.

                11. Company's Insurance of Employee. Employee acknowledges that the Company may, from time to time, apply for and take out in its own name and at the Company's expense, life, health, accident and other insurance upon Employee that the Company may deem necessary or advisable to protect its interest hereunder, and Employee will submit to any medical or other examination necessary for such purpose and assist and cooperate with the Company on procuring such insurance; and Employee acknowledges that he shall have no right, title or interest in or to such insurance (except to the extent that such insurance is part of the fringe benefits to which Employee is entitled under this Agreement).

                12. Indemnity. The Company shall indemnify Employee and hold him harmless from any cost, expense or liability arising out of or relating to any acts, omissions or decisions made by him in the course of performing his services under this Agreement to the fullest extent not prohibited under law. This indemnity shall include but not be limited to all expenses incurred by Employee in connection with or relating to defending any claim, action or suit brought against him in respect of any matter whatsoever. In the event of any request for indemnity, Employee shall promptly notify the Company in writing and the Company shall have the right to assume and control the defense thereof by counsel reasonably satisfactory to Employee. Without limiting rights which Employee may have under or outside of


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this Agreement, this provision shall survive the termination or expiration of this Agreement.

                13. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior written or oral agreements, representations, understandings and/or discussion between the parties relating thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party making the waiver.

                14. Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or three (3) business days after deposit in the United States mail, by registered or certified mail (or air mail, if notice shall be sent outside the United States), return receipt requested, postage prepaid, or two
(2) days after delivery to a nationally known air courier or delivery company, addressed to the applicable party hereto at its or his last known address (or as otherwise directed in a notice given in accordance herewith).

                15. Effect of Headings. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                16. Arbitration; Attorneys' Fees. Any controversy or claim arising out of or to this Agreement, or the breach hereof, shall be resolved by JAMS/ENDdispute in accord with its rules and regulations and judgment an the award so rendered may be entered in any court having jurisdiction thereof. Any such proceeding shall be had in the County of Los Angeles, State of California. If any action or proceeding is brought to enforce any provisions of this Agreement, the prevailing party shall be entitled to its costs and expenses in connection therewith, including without limitation reasonable attorneys' fees.

                17. Applicable Law. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of California except that the Federal Arbitration Act shall govern any arbitration proceeding.

                18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

                19. Severability. If any provision of this Agreement shall be declared invalid, illegal and/or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.


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                20. Successor and Assigns. The provisions hereof shall inure to the benefit of, be binding upon, and be enforceable by the successors and assigns of the Company.

                21. Assignment; Successors; Affiliates. Subject to the provisions of sections 9 and 10 above, the Company may assign this Agreement (or the interest of the Company herein) to any affiliate of the Company or to any entity which is a party to a merger, reorganization, or consolidation with the Company or to a subsidiary of the Company or to an entity or entities acquiring substantially all of the assets of the Company or of any division with respect to which Employee is providing services (providing any such assignee assumes the Company's obligation under the Agreement). Employee shall, if requested by the Company, perform Employee's services and duties, as specified in this Agreement, to or for the benefit of any affiliate of the Company, including, without limitation, any parent or subsidiary of the Company or any other subsidiary of any parent of the Company. Upon such assignment, acquisition, merger, consolidation, or reorganization, the term "Company" as used herein shall be deemed to refer to such assignee or such successor entity. Employee shall not have the right to assign Employee's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Employee (or Employee's spouse, heirs, beneficiaries, administrators or executors) have the right to pledge, hypothecate or otherwise encumber Employee's right to receive compensation hereunder without the consent of the Company.

                22. Further Assurances. The Company and Employee each agree to execute and deliver any and all additional instruments and to perform any and all additional acts by either party to be necessary or proper to carry into affect the terms, conditions and provisions of this Agreement.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

EMPLOYEE:                                THE COMPANY:

                                         iMall, Inc.,
/s/ Anthony P. Mazzarella                a Nevada corporation
-----------------------------------
Anthony P. Mazzarella

                                         By: /s/
                                             Its Chief Executive
                                             Officer


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